UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

Fortress Credit Realty Income Trust

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56685	99-3367363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York		10105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 798-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Capital One Repurchase Facility

On September 30, 2026, a subsidiary of Fortress Credit Realty Income Trust (the “Company”), FCR CRE CONA Seller LLC (the “Seller”) and Capital One, National Association (the “Buyer”) entered into a Master Repurchase and Securities Contract Agreement (together with the related transaction documents, the “Capital One Repurchase Agreement”). The Capital One Repurchase Agreement provides up to an aggregate of $750 million of financing (of which $400 million is available initially and an additional $350 million is available subject to satisfaction of certain conditions, including Buyer’s approval) in connection with the acquisition and/or origination by the Company of certain loans as more particularly described in the Capital One Repurchase Agreement. Subject to the terms and conditions thereof, the Capital One Repurchase Agreement provides for the purchase, sale and repurchase of mortgage loans, mezzanine loans and participation interests in such mortgage loans satisfying certain conditions set forth in the Capital One Repurchase Agreement (collectively, the “Capital One Repurchase Facility”).

Advances under the Capital One Repurchase Agreement accrue interest at a per annum rate equal to Term SOFR for a one-month period plus a margin as agreed upon by the Buyer and the Seller for each transaction. The initial availability period under the Capital One Repurchase Agreement expires September 30, 2027, subject to three one-year extension options, the first two of which are at the Seller’s option (subject to satisfaction of certain customary conditions in accordance with the Capital One Repurchase Agreement) and the third of which is subject to Buyer’s approval.

In connection with the Capital One Repurchase Agreement, the Company entered into a Guaranty Agreement, dated September 30, 2026 (the “Capital One Guaranty”), under which the Company (i) guarantees losses associated with customary non-recourse carve-outs with respect to the Company and the Seller, (ii) guarantees a percentage of outstanding advances made by Capital One to the Seller as agreed upon by the Buyer and the Seller for each transaction, only for so long as less than five assets remain financed under the Capital One Repurchase Agreement, and (iii) agrees to satisfy certain financial covenants including minimum net worth, liquidity and maximum leverage. The Capital One Guaranty may become fully recourse to the Company up to the entire amount needed for the Seller to repurchase the loans and interests in such loans comprising the Capital One Repurchase Facility if the Seller or the Company become the subject of a voluntary or collusive involuntary proceeding under any bankruptcy, insolvency or similar law and for other customary insolvency related actions. The Company is also liable under the Capital One Guaranty for costs, expenses, damages and losses actually incurred by the Buyer resulting from customary “bad boy” events pertaining to the Company and/or the Seller as described in the Capital One Guaranty.

The foregoing description is only a summary of the material provisions of the Capital One Repurchase Agreement and the Capital One Guaranty and is qualified in its entirety by reference to the full text of the Capital One Repurchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”), and the Capital One Guaranty, which is filed as Exhibit 10.2 to this Current Report, and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Master Repurchase and Securities Contract Agreement, dated September 30, 2026, by and between FCR CRE CONA Seller LLC, as seller, and Capital One, National Association, as Buyer.
10.2	Guaranty Agreement, dated September 30, 2026, made by the Company, as guarantor, in favor of Capital One, National Association.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Credit Realty Income Trust

Dated: October 6, 2026	By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss Title: Chief Financial Officer